CUSIP NO. 780008108	13D	PAGE 9 OF 13 PAGES

Exhibit (1) of Schedule 13D

EXECUTIVE OFFICERS AND DIRECTORS OF UMG DUET HOLDINGS, INC.

The following description sets forth (i) the name and title of each executive officer and director of UMG Duet Holdings, Inc., and (ii) each such individual’s business address and present principal occupation. Unless otherwise specified, each person listed below is a citizen of the United States and has his or her principal business address at 2220 Colorado Avenue, Santa Monica, California 90404.

Name	Present Principal Occupation or Employment

Norman Epstein	Director; Executive Vice President. Executive Vice President of Universal Music.

Michael Ostroff	Director; Executive Vice President. Executive Vice President of Universal Music.

Zachary I. Horowitz	President. President and Chief Operating Officer of Universal Music.

Douglas P. Morris 1755 Broadway, 6th Floor New York, NY 10019	Executive Vice President. Chairman and Chief Executive Officer of Universal Music.

Marinus N. Henny 1755 Broadway, 4th Floor New York, NY 10019	Executive Vice President. Vice Chairman of Universal Music.

Karen Randall 100 Universal City Plaza Universal City, CA 91608	Executive Vice President. Executive Vice President and General Counsel of Universal Studios, Inc.

Charles C. Ciongoli	Executive Vice President. Executive Vice President and Chief Financial Officer of Universal Music.